NEWS FROM	Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Robert N. Shuster
Executive Vice President and
Chief Financial Officer 616/522-1765
INDEPENDENT BANK CORPORATION
REPORTS THIRD QUARTER 2008 RESULTS
IONIA, Mich., October 27, 2008 — Independent Bank Corporation (NASDAQ: IBCP), a leading Michigan-based community bank, reported a third quarter 2008 net loss of $5.3 million, or $0.23 per share, versus net income of $3.7 million, or $0.16 per diluted share, in the prior-year period.
Return on average equity and return on average assets [based on annualized net income or (loss)] were (8.97)% and (0.66)%, respectively, in the third quarter of 2008, compared to 6.01% and 0.46%, respectively, in the third quarter of 2007.
The net loss for the nine months ended Sept. 30, 2008 was $1.6 million, or $0.07 per share, compared to net income of $7.9 million, or $0.35 per diluted share, in the prior-year nine-month period.
The year-on-year decrease in third quarter 2008 results was primarily attributable to securities losses ($0.19 per share after tax) and an increase in the provision for loan losses ($0.26 per share after tax). These changes were partially offset by higher net interest income and lower income taxes.
Michael M. Magee, President and CEO of Independent Bank Corporation, commented: “Our third quarter results were impacted by securities losses and an increase in the provision for loan losses. The conservatorship of Fannie Mae and Freddie Mac, along with extraordinary market conditions, led to a decline in the value of preferred stock securities that we own. Despite the loss, there were several positives during the quarter, including continued growth in our net interest margin and the improvement of certain key credit metrics. Our bank remains well capitalized, and we are optimistic that we will return to profitability in the fourth quarter.”
Operating Results
The Company’s tax equivalent net interest income totaled $35.0 million during the third quarter of 2008, an increase of $3.1 million or 9.8% from the year-ago period, and an increase of $0.5 million, or 1.3% from the second quarter of 2008. The Company’s tax equivalent net interest income as a percent of average interest-earning assets (the “net interest margin”) was 4.76% during the third quarter of 2008 compared to 4.31% in the year ago period, and 4.68% in the second quarter of 2008. As noted in the Company’s prior earnings release, based on current conditions, the decline in short-term interest rates in 2008 was expected to have a beneficial impact on the future net interest margin. This benefit was further evident in the third quarter of 2008, as the Company’s cost of funds declined by 21 basis points compared to the second quarter. However, the full realization of this benefit has been partially offset by the adverse impact of an increased level of non-accrual loans, which averaged $115.4 million in the third quarter of 2008 compared to $57.9 million in the year-ago period.
Service charges on deposits totaled $6.4 million in the third quarter of 2008, a 2.3% decrease from the comparable period in 2007 due primarily to a decline in overdraft fees. VISA check card interchange income increased by 14.1% to $1.5 million for the third quarter of 2008, up from $1.3 million in the third quarter of 2007. The increase in check card interchange revenues resulted primarily from an increase in debit card usage by the Company’s customer base.
Securities losses totaled $6.7 million in the third quarter of 2008, versus securities gains of $0.1 million in the comparable period in 2007. The securities losses in the third quarter of 2008 include a decline in the fair value of trading securities of $7.7 million and other than temporary impairment charges of $0.1 million on securities available for sale. The decline in the fair value of trading securities relates principally to the Company’s holdings of Fannie Mae and Freddie Mac preferred stock (that collectively had a remaining fair value of only $0.3 million at Sept. 30, 2008). Partially offsetting these losses, the Company generated $1.1 million of gains in the current quarter related to the sale of $48.4 million of municipal securities.
Gains on the sale of mortgage loans were $1.0 million in the third quarter of 2008, compared to $1.1 million in the year-ago quarter. Mortgage loan sales totaled $52.8 million in the third quarter of 2008, compared to $77.2 million in the third quarter of 2007. Mortgage loans originated totaled $74.5 million in the third quarter of 2008, compared to $113.6 million in the comparable quarter of 2007. The decline in mortgage loan originations is primarily due to tightened credit standards in the secondary mortgage market, reduced refinancing activity and lower home sales volumes. Loans held for sale were $24.9 million at Sept. 30, 2008, compared to $34.0 million at Dec. 31, 2007.
Mortgage loan servicing income was $0.3 million in the third quarter of 2008, versus $0.6 million in the year-ago period. This decrease is primarily due to a $0.3 million impairment charge on capitalized mortgage loan servicing rights in the third quarter of 2008. This impairment charge primarily reflects somewhat lower mortgage loan interest rates in the current quarter resulting in higher estimated future prepayment rates. At Sept. 30, 2008, the Company was servicing approximately $1.66 billion in mortgage loans for others on which servicing rights have been capitalized.
Non-interest expense totaled $30.7 million in the third quarter of 2008, compared to $28.4 million in the year-ago period. The rise in non-interest expenses was primarily due to increases in loan and collection expenses, and losses on other real estate and repossessed assets. These items increased because of the elevated level of non-performing loans and lower residential housing prices.
Asset Quality
Commenting on asset quality, CEO Magee stated: “Although our provision for loan losses remained elevated, and we continue to be cautious about economic conditions, we did see notable improvements in credit metrics during the current quarter. Commercial loan 30- to 89-day delinquency rates were at the lowest levels since 2005, and our level of commercial loan watch credits declined for the first time in over two years. These improvements reflect, in part, the number of ongoing efforts of our team to proactively identify, assess and resolve potential problem loans.”
A breakdown of non-performing loans by loan type is as follows:

	9/30/2008	6/30/2008	12/31/2007
Loan Type	(Dollars in Millions)
Commercial	$74.2	$74.4	$49.0
Consumer	3.9	3.9	3.4
Mortgage	33.9	30.6	23.1
Finance receivables	2.6	2.5	1.7

Total	$114.6	$111.4	$77.2

Ratio of non-performing loans to total portfolio loans	4.58%	4.40%	3.07%

Ratio of non-performing assets to total assets	4.29%	3.82%	2.68%

Ratio of the allowance for loan losses to non-performing loans	47.01%	45.87%	58.63%

The increase in non-performing loans since year-end 2007 is due principally to an increase in non-performing commercial loans, which is primarily the result of several additional credits with real estate developers becoming past due in 2008. These delinquencies largely reflect cash flow difficulties encountered by many real estate developers in Michigan as they confront a significant decline in sales of real estate. The elevated level of non-performing mortgage loans is primarily due to a rise in foreclosures reflecting both weak economic conditions and soft residential real estate values in many parts of Michigan. Other real estate and repossessed assets totaled $20.0 million at Sept. 30, 2008, compared to $11.0 million at June 30, 2008, and $9.7 million at Dec. 31, 2007.
The provision for loan losses was $19.8 million and $10.7 million in the third quarters of 2008 and 2007, respectively. The level of the provision for loan losses in each period reflects the Company’s overall assessment of the allowance for loan losses, taking into consideration factors such as loan mix, levels of non-performing and classified loans and loan net charge-offs. Loan net charge-offs were $17.4 million (2.69% annualized of average loans) in the third quarter of 2008, compared to $6.6 million

(1.05% annualized of average loans) in the third quarter of 2007. The third quarter 2008 loan net charge-offs were divided among the following categories: commercial loans, $12.3 million; consumer loans, $1.4 million (including $0.2 million of deposit overdrafts); and mortgage loans, $3.7 million. The commercial loan and mortgage loan net charge-offs in the third quarter of 2008 primarily reflect write-downs to expected liquidation values for real estate or other collateral securing the loans. At Sept. 30, 2008, the allowance for loan losses totaled $53.9 million, or 2.15% of portfolio loans, compared to $45.3 million, or 1.80% of portfolio loans, at Dec. 31, 2007.
Balance Sheet
Total assets were $3.14 billion at Sept. 30, 2008, compared to $3.25 billion at Dec. 31, 2007. Loans, excluding loans held for sale, were $2.51 billion at Sept. 30, 2008, compared to $2.52 billion at Dec. 31, 2007. Deposits totaled $2.16 billion at Sept. 30, 2008, a decrease of $344.6 million from Dec. 31, 2007. The decrease in deposits primarily reflects a $314.4 million decline in brokered certificates of deposits (“brokered CD’s”). During the first nine months of 2008, maturing or callable brokered CD’s were replaced with borrowings from the Federal Home Loan Bank and Federal Reserve Bank due to significantly lower comparative costs. The Company’s liquidity position remains sound with nearly $600 million of unused borrowing capacity at Sept. 30, 2008.
Stockholders’ equity totaled $225.3 million at Sept. 30, 2008, or 7.18% of total assets, representing a net book value per share of $9.79. The Company’s subsidiary bank remains “well capitalized” for regulatory purposes with the following ratios at Sept. 30, 2008:

Regulatory Capital Ratio	9/30/2008	12/31/2007	Well Capitalized Minimum

Tier 1 capital to average assets (estimate)	7.45%	7.35%	5.00%
Tier 1 capital to risk-weighted assets (estimate)	9.58%	9.25%	6.00%
Total capital to risk-weighted assets (estimate)	10.84%	10.50%	10.00%
“We continue to closely monitor the implementation of the recently enacted plan out of Washington, and in particular the elements of the plan that might contribute to the continued strength of Independent Bank,” concluded Magee. “Although the plan’s specific impact on us remains to be seen, we are encouraged that these initiatives, combined with our continued operating discipline, which includes a strong focus on improved credit quality and cost containment, will result in an improved environment for Independent Bank.”
Conference Call
Michael M. Magee, President and Chief Executive Officer, Robert N. Shuster, Chief Financial Officer and Stefanie M. Kimball, Chief Lending Officer, will review third quarter 2008 results in a conference call for investors and analysts beginning at 10:00 a.m. ET on Tuesday, Oct. 28, 2008.
To participate in the live conference call, please dial 1-800-860-2442. The call can also be accessed (listen-only mode) via the Company’s website at www.ibcp.com in the “Investor Relations” section. A playback of the call can be accessed by dialing 1-877-344-7529 (Replay Passcode # 423281). The replay will be available through Nov. 5, 2008.
In addition, a Power Point presentation associated with the third quarter 2008 conference call will be available on the Company’s website at www.ibcp.com in the “Investor Relations” section under the “Presentations” tab beginning on Tuesday, Oct. 28, 2008.
About Independent Bank Corporation
Independent Bank Corporation (NASDAQ: IBCP) is a Michigan-based bank holding company with total assets of over $3 billion. Founded as First National Bank of Ionia in 1864, Independent Bank Corporation now operates over 100 offices across Michigan’s Lower Peninsula through one state-chartered bank subsidiary. This subsidiary (Independent Bank) provides a full range of financial services, including commercial banking, mortgage lending, investments and title services. Payment plans to purchase vehicle service contracts are also available through Mepco Finance Corporation, a wholly owned subsidiary of Independent Bank. Independent Bank Corporation is committed to providing exceptional personal service and value to its customers, stockholders and the communities it serves. For more information, please visit our website at: www.ibcp.com.
Any statements in this news release that are not historical facts are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Words such as “expect,” “believe,” “intend,” “estimate,” “project,” “may” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are predicated on management’s beliefs and assumptions based on information known to Independent Bank Corporation’s management as of the date of this news release and do not purport to speak as of any other date. Forward-looking statements may include descriptions of plans and objectives of Independent Bank Corporation’s management for future or past operations, products or services, and forecasts of the Company’s revenue, earnings or other measures of economic performance, including statements of profitability, business segments and subsidiaries, and estimates of credit quality trends. Such statements reflect the view of Independent Bank Corporation’s management as of this date with respect to future events and are not guarantees of future performance, involve assumptions and are subject to substantial risks and uncertainties, such as the changes in Independent Bank Corporation’s plans, objectives, expectations and intentions. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, the Company’s actual results could differ materially from those discussed. Factors that could cause or contribute to such differences are changes in interest rates, changes in the accounting treatment of any particular item, the results of regulatory examinations, changes in industries where the Company has a concentration of loans, changes in the level of fee income, changes in general economic conditions and related credit and market conditions, and the impact of regulatory responses to any of the foregoing. Forward-looking statements speak only as of the date they are made. Independent Bank Corporation does not undertake to update forward-looking statements to reflect facts, circumstances, assumptions or events that occur after the date the forward-looking statements are made. For any forward-looking statements made in this news release or in any documents, Independent Bank Corporation claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Financial Condition

	September 30,	December 31,
	2008	2007
	(unaudited)
	(in thousands)
Assets
Cash and due from banks	$94,316	$79,289
Federal funds sold	250

Cash and cash equivalents	94,566	79,289
Trading securities	5,179
Securities available for sale	241,910	364,194
Federal Home Loan Bank and Federal Reserve Bank stock, at cost	28,063	21,839
Loans held for sale, carried at fair value, at September 30, 2008	24,867	33,960
Loans
Commercial	1,012,569	1,066,276
Mortgage	856,875	873,945
Installment	368,651	368,478
Finance receivables	267,307	209,631

Total Loans	2,505,402	2,518,330
Allowance for loan losses	(53,898)	(45,294)

Net Loans	2,451,504	2,473,036
Property and equipment, net	72,771	73,558
Bank owned life insurance	44,404	42,934
Goodwill	66,754	66,754
Other intangibles	12,948	15,262
Capitalized mortgage loan servicing rights	16,260	15,780
Accrued income and other assets	79,394	60,910

Total Assets	$3,138,620	$3,247,516

Liabilities and Shareholders’ Equity
Deposits
Non-interest bearing	$310,510	$294,332
Savings and NOW	960,975	987,299
Retail time	687,347	707,419
Brokered time	201,709	516,077

Total Deposits	2,160,541	2,505,127
Federal funds purchased		54,452
Other borrowings	611,646	302,539
Subordinated debentures	92,888	92,888
Financed premiums payable	26,181	16,345
Liabilities of discontinued operations		34
Accrued expenses and other liabilities	22,079	35,629

Total Liabilities	2,913,335	3,007,014

Shareholders’ Equity
Preferred stock, no par value—200,000 shares authorized; none outstanding
Common stock, $1.00 par value—40,000,000 shares authorized; issued and outstanding: 23,014,147 shares at September 30, 2008 and 22,647,511 shares at December 31, 2007	22,782	22,601
Capital surplus	196,954	195,302
Retained earnings	16,621	22,770
Accumulated other comprehensive loss	(11,072)	(171)

Total Shareholders’ Equity	225,285	240,502

Total Liabilities and Shareholders’ Equity	$3,138,620	$3,247,516

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Operations

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	(unaudited)
	(in thousands)
Interest Income
Interest and fees on loans	$46,427	$46,750	$50,941	$141,303	$151,470
Interest on securities
Taxable	2,078	2,176	2,308	6,558	7,377
Tax-exempt	1,652	2,099	2,488	5,998	7,623
Other investments	466	362	232	1,185	1,010

Total Interest Income	50,623	51,387	55,969	155,044	167,480

Interest Expense
Deposits	9,577	11,191	22,590	36,980	68,376
Other borrowings	7,099	6,975	2,964	20,511	8,581

Total Interest Expense	16,676	18,166	25,554	57,491	76,957

Net Interest Income	33,947	33,221	30,415	97,553	90,523
Provision for loan losses	19,788	12,352	10,735	43,456	33,767

Net Interest Income After Provision for Loan Losses	14,159	20,869	19,680	54,097	56,756

Non-interest Income
Service charges on deposit accounts	6,416	6,164	6,565	18,227	17,833
Net gains (losses) on assets
Mortgage loans	969	1,141	1,094	3,977	3,413
Securities	(6,711)	837	52	(8,037)	259
VISA check card interchange income	1,468	1,495	1,287	4,334	3,529
Mortgage loan servicing	340	1,528	633	1,545	1,872
Title insurance fees	307	384	363	1,108	1,207
Other income	2,659	2,588	2,535	7,923	7,859

Total Non-interest Income	5,448	14,137	12,529	29,077	35,972

Non-interest Expense
Compensation and employee benefits	14,023	13,808	13,621	42,015	42,373
Occupancy, net	2,871	2,813	2,521	8,798	7,870
Loan and collection	2,008	2,031	1,285	5,895	3,512
Furniture, fixtures and equipment	1,662	1,825	1,798	5,304	5,689
Data processing	1,760	1,712	1,753	5,197	5,103
Loss on other real estate and repossessed assets	425	1,560	80	2,091	172
Advertising	1,575	1,168	1,472	3,843	3,965
Branch acquisition and conversion costs					330
Goodwill impairment					343
Other expenses	6,332	6,274	5,842	18,955	16,782

Total Non-interest Expense	30,656	31,191	28,372	92,098	86,139

Income (Loss) From Continuing Operations Before Income Tax	(11,049)	3,815	3,837	(8,924)	6,589
Income tax expense (benefit)	(5,723)	469	160	(7,285)	(1,088)

Income (Loss) From Continuing Operations	(5,326)	3,346	3,677	(1,639)	7,677
Discontinued operations, net of tax			48		248

Net Income (Loss)	$(5,326)	$3,346	$3,725	$(1,639)	$7,925

INDEPENDENT BANK CORPORATION AND SUBSIDIARIES
Selected Financial Data

	Three Months Ended			Nine Months Ended
	September 30,	June 30,	September 30,	September 30,
	2008	2008	2007	2008	2007
	(unaudited)

Per Share Data
Income (Loss) From Continuing Operations
Basic (A)	$(.23)	$.15	$.16	$(.07)	$.34
Diluted (B)	(.23)	.15	.16	(.07)	.34
Net Income (Loss)
Basic (A)	$(.23)	$.15	$.16	$(.07)	$.35
Diluted (B)	(.23)	.15	.16	(.07)	.35
Cash dividends declared	.01	.01	.21	.13	.63

Selected Ratios (annualized)
As a Percent of Average Interest-Earning Assets
Tax equivalent interest income	7.02%	7.15%	7.75%	7.18%	7.73%
Interest expense	2.26	2.47	3.44	2.60	3.46
Tax equivalent net interest income	4.76	4.68	4.31	4.58	4.27
Income (Loss) From Continuing Operations
Average equity	(8.97)%	5.58%	5.93%	(0.91)%	4.05%
Average assets	(0.66)	0.42	0.45	(0.07)	0.31
Net Income (Loss) to
Average equity	(8.97)%	5.58%	6.01%	(0.91)%	4.18%
Average assets	(0.66)	0.42	0.46	(0.07)	0.33

Average Shares
Basic (A)	22,777,760	22,767,396	22,586,916	22,728,200	22,665,803
Diluted (B)	22,837,476	22,834,331	22,732,135	22,818,372	22,883,747

(A)	Average shares of common stock for basic net income per share include shares issued and outstanding during the period.

(B)	Average shares of common stock for diluted net income per share include shares to be issued upon exercise of stock options, stock units for deferred compensation plan for non-employee directors and unvested restricted shares. For any period in which a loss is recorded, the assumed exercise of stock options and stock units for deferred compensation plan for non-employee directors would have an anti-dilutive impact on the loss per share and thus are ignored in the diluted per share calculation.